Exhibit10.1

SCHLUMBERGER 2013 OMNIBUS STOCK INCENTIVE PLAN

2017 PERFORMANCE SHARE UNIT AWARD AGREEMENT

(Includes Confidentiality, Intellectual Property, Non-Competition, and Non-Solicitation

Provisions in Section 11 and Attachment II.)

Performance Period:  [     ] and [    ]

This Performance Share Unit Award Agreement (as may be amended, the “Agreement”) is granted effective as of [      ] (the “Grant Date”) by Schlumberger Limited (the “Company”), for the benefit of __________________ (“Employee”), pursuant to the Schlumberger 2013 Omnibus Stock Incentive Plan, as may be amended (the “Plan”).

1. Award. In consideration of Employee’s continued employment as hereinafter set forth, the Company hereby grants to Employee an award of “Performance Share Units,” provided that (except as otherwise provided in Section 2(c)) the final number of Performance Share Units will be determined in accordance with the performance criteria set forth on Attachment I.  The target Performance Share Units subject to this award is set forth in an award letter previously delivered to Employee and the Notice of Grant of Award of Performance-based Restricted Stock Units attached hereto. The Performance Share Units are notional units of measurement denominated in shares of common stock of the Company, $.01 par value per share (“Common Stock”). Each Performance Share Unit represents a right to receive one share of Restricted Stock (as defined in the Plan), subject to the conditions and restrictions on transferability set forth herein and in the Plan.

2. Conversion of Performance Share Units. The period of time between January 1, [     ] and December 31, [    ] is the “Performance Period.”  The Performance Share Units will be earned and converted into shares of Restricted Stock as follows:

(a) As soon as practicable following the end of the Performance Period, a number of Performance Share Units will convert into shares of Restricted Stock on the date determined by the Compensation Committee of the Board of Directors (“Committee, and such date the “Conversion Date”) based on the extent to which the Company has satisfied the performance condition set forth on Attachment I to this Agreement, provided that Employee remains continuously employed by the Company or any of its Subsidiaries from the Grant Date through the Conversion Date and has not experienced a Termination of Employment (as defined in Section 14(v) below) as of the Conversion Date.  Except as provided in Sections 2(b) and 2(c) below, if there is any Termination of Employment during the period from and between the Grant Date until and including the Conversion Date, Employee will immediately and automatically forfeit all Performance Share Units.  Any questions as to whether and when there has been a Termination of Employment, and the cause of such termination, will be resolved by the Committee in its sole discretion, and its determination will be final.

(b) If Employee’s Termination of Employment occurs due to Retirement (as defined in Section 14(q) below) or Special Retirement (as defined in Section 14(t) below), the Performance Share Units will convert into shares of Restricted Stock in accordance with Section 2(a) above as if Employee had remained continuously employed by the Company or any of its Subsidiaries from the Grant Date through the Conversion Date. The shares of Restricted Stock that are received on the conversion of the Performance Share Units will be subject to the Transfer Restrictions (as defined in Section 7).

(c) If Employee’s Termination of Employment occurs due to Disability (as defined in Section 14(h) below) or death, then immediately on the occurrence of such Termination of Employment, the target number of Performance Share Units will convert into shares of Common Stock. For the avoidance of doubt, the shares of Common Stock that are received on the conversion of the Performance Share Units pursuant to this Section 2(c) will not be subject to the Transfer Restrictions.

(d) If Employee ceases to be employed in a position eligible to receive Performance Share Units pursuant to this Agreement (as determined by the Committee in its sole and absolute discretion) (an “Eligible Position”) the Performance Share Units will convert into shares of Restricted Stock in accordance with Section 2(a) above, provided that Employee (x) remains continuously employed by the Company or any of its Subsidiaries from the Grant Date through the Conversion Date or (y) experiences a Qualifying Termination after Employee ceases to be employed in an Eligible Position. The shares of Restricted Stock that are received on the conversion of the Performance Share Units pursuant to clause (x) will be subject to the Transfer Restrictions and the Vesting Conditions (as defined in Section 6). For the avoidance of doubt, if Employee experiences a Termination of Employment due to Disability or death after Employee ceases to be employed in an Eligible Position, the provisions of Section 2(c), will control.

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3. Settlement of Performance Share Units. Earned Performance Share Units will be converted into shares of Restricted Stock on the Conversion Date, and such shares of Restricted Stock will be subject to the Vesting Conditions and the Transfer Restrictions.  The conversion will be accomplished by the issuance of shares of Restricted Stock through, in the discretion of the Company, book entry registration or the delivery of share certificates bearing such legends as the Company determines to be appropriate.

4. Forfeitures of Performance Share Units.

(a) At any time during the Measurement Period, upon a Termination of Employment for any reason that does not result in a continuation of vesting pursuant to Section 2, Employee will immediately and automatically forfeit all unconverted Performance Share Units, without the payment of any consideration.  Upon forfeiture, neither Employee nor any successors, heirs, assigns or legal representatives of Employee will thereafter have any further rights or interest in the Performance Share Units.

(b) Notwithstanding any provision in this Agreement to the contrary, if at any time during the Measurement Period, Employee engages in Detrimental Activity (as defined in Section 14(f)), Employee will immediately and automatically forfeit all Performance Share Units without the payment of any consideration. Upon forfeiture, neither Employee nor any successors, heirs, assigns or legal representatives of Employee will thereafter have any further rights or interest in the unvested Performance Share Units.

5. Restrictions on Transfer of Performance Share Units.

(a) Performance Share Units granted hereunder to Employee may not be transferred, sold, pledged, exchanged, hypothecated, transferred, encumbered or otherwise disposed of, in any case whether voluntarily or involuntarily, by operation of law or otherwise (any of the foregoing, a “Transfer”), other than (i) to the Company as a result of the forfeiture of Performance Share Units, or (ii) by will or the laws of descent and distribution. Payment of Performance Share Units after Employee’s death will be made to Employee’s estate or, in the sole and absolute discretion of the Committee, to the person or persons entitled to receive such payment under applicable laws of descent and distribution.

(b) Consistent with the foregoing, no right or benefit under this Agreement will be subject to Transfer, and any such attempt to Transfer, will have no effect and be void.  No right or benefit hereunder will in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits.  If Employee attempts to Transfer any right or benefit hereunder or if any creditor attempts to subject the same to a writ of garnishment, attachment, execution, sequestration, or any other form of process or involuntary lien or seizure, then such attempt will have no effect and be void and immediately upon any such attempt the Performance Share Units will terminate and become of no further effect.

6. Vesting of Restricted Stock. The shares of Restricted Stock that are received on the conversion of the Performance Share Units will be subject to the following vesting conditions (the “Vesting Conditions”):

(a) Except as provided in Sections 6(b) and 6(c) below, if there is any Termination of Employment during the period from and between the Conversion Date until and including the one-year anniversary of the Conversion Date (the “Vesting Date”), Employee will immediately and automatically forfeit all shares of Restricted Stock. Upon forfeiture, neither Employee nor any successors, heirs, assigns or legal representatives of Employee will thereafter have any further rights or interest in the shares of Restricted Stock.

(b) If Employee’s Termination of Employment occurs due to Retirement or Special Retirement, the shares of Restricted Stock will not be forfeited, but will remain subject to the Transfer Restrictions through the Vesting Date.

(c) If Employee’s Termination of Employment occurs due to Disability or death, then immediately upon the occurrence of such Termination of Employment, the shares of Restricted Stock will vest and will not be subject to the Transfer Restrictions.

(d) Notwithstanding any provision in this Agreement to the contrary, if at any time during following the Conversion Date and prior to the Vesting Date, Employee engages in Detrimental Activity, Employee will immediately and automatically forfeit all shares of Restricted Stock without the payment of any consideration. Upon forfeiture, neither Employee nor any successors, heirs, assigns or legal representatives of Employee will thereafter have any further rights or interest in the shares of Restricted Stock.

7. Restrictions on Transfer of Restricted Stock. The shares of Restricted Stock that are received on the conversion of the Performance Share Units may not be Transferred other than (i) any shares sold or retained by the Company pursuant to Section 9(a) below to fund the payment of any tax withholding obligation payable in connection with the conversion of the Performance Share Units into Restricted Stock; (ii) to the Company as a result of the forfeiture of the shares of Restricted Stock or (iii) by will or the laws of descent and distribution, until the Vesting Date, and these restrictions on transferability are referred to herein as the “Transfer

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Restrictions.”  Any such attempted Transfer in violation of this Agreement will be void and the Company will not be bound thereby. Transfer of the shares of Restricted Stock in the event of Employee’s death will be made to Employee’s estate or, in the sole and absolute discretion of the Committee, to the person or persons entitled to receive such transfer under applicable laws of descent and distribution.  Following the end of the Transfer Restrictions, the shares of Common Stock may not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws. The Employee agrees (A) that the Company may refuse to cause the transfer of the shares of Common Stock to be registered on the applicable stock transfer records if such proposed Transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of any applicable securities law, and (B) that the Company may give related instructions to the transfer agent, if any, to stop registration of the transfer of the shares of Common Stock.

8. Rights as a Stockholder. Employee will have no rights as a stockholder of the Company with regard to the Performance Share Units.  Rights as a stockholder of the Company will arise only when the Performance Share Units are settled in shares of Restricted Stock pursuant to Section 3 above.  The Employee will be entitled to vote the shares of Restricted Stock.  If any dividends are paid to holders of unrestricted shares of Common Stock prior to the satisfaction of the Vesting Conditions, Employee will receive a cash amount equal to the dividends that would have been paid on an equivalent number of shares of unrestricted Common Stock while Employee held the shares of Restricted Stock and prior to satisfaction of the Vesting Conditions, with such payment to be made within fifteen (15) days following the satisfaction of the Vesting Conditions (or, with respect to shares of Restricted Stock no longer subject to the Vesting Conditions (because Employee would be eligible for vesting due to Retirement or Special Retirement pursuant to Sections 6(b)), within fifteen (15) days following the payment of dividends to holders of unrestricted shares of Common Stock).

9. Taxes.

(a) To the extent that the receipt of Performance Share Units or Restricted Stock hereunder or the payment upon lapse of any restrictions results in income to Employee for federal or state income tax purposes or in any other cases where the Company holds the view that it is obligated to withhold taxes, Employee shall deliver to the Company immediately prior to the time of such receipt or lapse, as the case may be, such amount of money or shares of Common Stock owned by Employee, at Employee’s election, as the Company may require to meet its obligation under applicable tax laws or regulations, and, if Employee fails to do so, the Company is authorized to withhold a number of Performance Share Units or Restricted Stock (as applicable) or cash or other form of remuneration then or thereafter payable to Employee equal to any tax required to be withheld due to reason of such resulting compensation income.  The Performance Share Units are intended to be “short-term deferrals” exempt from Section 409A of the Internal Revenue Code and will be construed and interpreted accordingly.

(b) Employee will be permitted to make an election under Section 83(b) of the Internal Revenue Code to include an amount in income in respect of the shares of Restricted Stock in accordance with the requirements of Section 83(b) of the Internal Revenue Code.  Any such election must be made within 30 days following the Conversion Date, will require filing of such election with the Internal Revenue Service and the Company and will require arrangements for withholding to be made pursuant to Section 9(a) as of such date.  The Company does not provide tax advice with respect to the advisability of making a Section 83(b) election, and Employee is strongly encouraged to consult with their his or her own tax advisor regarding the consequences of making a Section 83(b) election.

10. Changes in Capital Structure. As more fully described in the Plan, if the outstanding shares of Common Stock at any time are changed or exchanged by declaration of a stock dividend, stock split, combination of shares, or recapitalization, the number and kind of Performance Share Units or share of Restricted Stock (as applicable) will be appropriately and equitably adjusted so as to maintain their equivalence to the proportionate number of shares.

11. Confidential Information, Intellectual Property and Noncompetition. Employee acknowledges that Employee is in possession of and has access to confidential information of the Company and its Subsidiaries, including material relating to the business, products and services of the Company, and that he or she will continue to have such possession and access during employment by the Company and its Subsidiaries. Employee also acknowledges that the business, products and services of the Company and its Subsidiaries are highly specialized and that it is essential that they be protected. Accordingly, Employee agrees to be bound by the terms and conditions set forth on Attachment II.

12. Compliance With Securities Laws.  The Company will not be required to deliver any shares of Common Stock pursuant to this Agreement if, in the opinion of counsel for the Company, such issuance would violate the Securities Act of 1933, as amended, or any other applicable federal or state securities laws or regulations or the laws of any other country.  Prior to the issuance of any shares of Common Stock pursuant to this Agreement, the Company may require that Employee (or Employee’s legal representative upon Employee’s death or Disability) enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or with this Agreement.

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13. Limitation of Rights.  Nothing in this Agreement or the Plan may be construed to:

(a) give Employee or any other person or entity any right to be awarded any further Performance Share Units (or other form of stock incentive awards) other than in the sole discretion of the Committee;

(b) give Employee or any other person or entity any interest in any fund or in any specified asset or assets of the Company (other than the Performance Share Units or Restricted Stock); or

(c) confer upon Employee or any other person or entity the right to continue in the employment or service of the Company or any Subsidiary.

14. Definitions.

(a) “Agreement” is defined in the introduction.

(b) “Clawback Policy” is defined in Section 15(i).

(c) “Committee” is defined in Section 2(a).

(d) “Common Stock” is defined in Section 1.

(e) “Company” is defined in the introduction.

(f) “Detrimental Activity” means activity that is determined by the Committee in its sole and absolute discretion to be detrimental to the interests of the Company or any of its Subsidiaries, including but not limited to a breach of Attachment II or any situations where Employee: (i) divulges trade secrets, proprietary data or other confidential information relating to the Company or to the business of the Company and any Subsidiaries; (ii) enters into employment with or otherwise provides services to (A) any company listed, as of the date of Employee’s Termination of Employment, on the Philadelphia Oil Service Sector Index (or any successor index) or (B) any affiliate of any such listed company, in either case  under circumstances suggesting that Employee will be using unique or special knowledge gained as a Company employee or Subsidiary employee with the effect of competing with the Company or its Subsidiaries; (iii) enters into employment with or otherwise provides services to any Direct Competitor; (iv) engages or employs, or solicits or contacts with a view to the engagement or employment of, any person who is an employee of the Company or its Subsidiaries; (v) canvasses, solicits, approaches or entices away or causes to be canvassed, solicited, approached or enticed away from the Company or its Subsidiaries any person who or which is a customer of any of such entities during the Measurement Period; (vi) is determined to have engaged (whether or not prior to termination) in either gross misconduct or criminal activity harmful to the Company or a Subsidiary; or (vii) takes any action that otherwise harms the business interests, reputation, or goodwill of the Company or its Subsidiaries. The Committee may delegate, to an officer of the Company or to a subcommittee of the Committee, its authority to determine whether Employee has engaged in “Detrimental Activity.”

(g) “Direct Competitor” means, as of the date of this Agreement any of the following: (i) Halliburton Company, Baker Hughes, Incorporated, Weatherford International plc, and any other oilfield equipment and services company; and (ii) any entity engaged in seismic data acquisition, processing and reservoir geosciences services to the oil and natural gas industry, including in all cases in (i) and (ii) above, any and all of their parents, subsidiaries, affiliates, joint ventures, divisions, successors, or assigns.

(h) “Disability” means such disability (whether physical or mental impairment) which totally and permanently incapacitates Employee from any gainful employment in any field which Employee is suited by education, training, or experience, as determined by the Committee in its sole and absolute discretion.

(i) “Eligible Position” is defined in Section 2(d).

(j) “Employee” is defined in the introduction.

(k) “Fair Market Value” means, with respect to a share of Common Stock on a particular date, the mean between the highest and lowest composite sales price per share of the Common Stock, as reported on the consolidated transaction reporting system for the New York Stock Exchange for that date, or, if there is no such reported prices for that date, the reported mean price on the last preceding date on which a composite sale or sales were effected on one or more of the exchanges on which the shares of Common Stock were traded will be the Fair Market Value.

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(l) “Grant Date” is defined in the introduction.

(m) “Measurement Period” means the period of time between January 1, 2017 and the Conversion Date.

(n) “Performance Period” is defined in Section 2

(o) “Performance Share Units” is defined in Section 1.

(p) “Plan” is defined in the introduction.

(q)  “Retirement” means either: (i) Employee’s voluntary election to retire from employment with the Company and its Subsidiaries at any time after Employee has reached both the age of 60 and 25 years of service, or (ii) Employee’s voluntary election to retire from employment with the Company and its Subsidiaries at any time after Employee has reached both the age of 55 and 20 years of service, subject, however, to the approval of either (A) the Committee, if Employee is an executive officer of the Company at the time of Employee’s election to retire, or (B) the Retirement Committee, if Employee is not an executive officer of the Company at the time of Employee’s election to retire, which approval under clauses (A) or (B) may be granted or withheld in the sole discretion of the Committee or the Retirement Committee, as applicable.

(r) “Retirement Committee” means a committee consisting of the Company’s Vice President of Human Resources, the Director of HR Operations and the Compensation & Benefits Manager.

(s) “Settlement Date” is defined in Section 3.

(t) “Special Retirement” means the Termination of Employment of Employee with the Company and all Subsidiaries at or after (i) age 55 or (ii) age 50 and completion of at least 10 years of service with the Company and all Subsidiaries.

(u) “Subsidiary” means (i) in the case of a corporation, a “subsidiary corporation” of the Company as defined in Section 424(f) of the Internal Revenue Code and (ii) in the case of a partnership or other business entity not organized as a corporation, any such business entity of which the Company directly or indirectly owns 50% or more of the voting, capital or profits interests (whether in the form of partnership interests, membership interests or otherwise).

(v) “Termination of Employment” means the termination of Employee’s employment with the Company and its Subsidiaries; provided, however, that temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Subsidiaries are not considered a Termination of Employment.

(w) “Transfer” is defined in Section 5(a).

(x) “Transfer Restrictions” is defined in Section 7.

(y) “Vesting Conditions” is defined in Section 6.

(z) “Vesting Date” is defined in Section 6.

15. Miscellaneous.

(a) Employee hereby acknowledges that he or she is to consult with and rely upon only Employee’s own tax, legal, and financial advisors regarding the consequences and risks of this Agreement and any award of Performance Share Units.

(b) This Agreement will bind and inure to the benefit of and be enforceable by Employee, the Company and their respective permitted successors or assigns (including personal representatives, heirs and legatees).  Employee may not assign any rights or obligations under this Agreement except to the extent, and in the manner, expressly permitted herein.

(c) The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement.

(d) This Agreement may not be amended or modified except by a written agreement executed by the Company and Employee or their respective heirs, successors, assigns and legal representatives.  The captions of this Agreement are not part of the provisions hereof and are of no force or effect.

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(e) The failure of Employee or the Company to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Employee or the Company may have under this Agreement will not be deemed to be a waiver of such provision or right or any other provision or right herein.

(f) Employee and the Company agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

(g) This Agreement, including all Attachments hereto, and the Plan (i) constitute the entire agreement among the Employee and the Company with respect to the Performance Share Units and this Agreement supersedes all prior agreements and understandings, both written and oral, with respect to the subject matter hereof; and (ii) are not intended to confer upon any other Person any rights or remedies hereunder.  Employee and the Company agree that (A) no one (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such party relating to the Performance Share Units other than those expressly set forth herein or in the Plan, and (B) such party has not relied upon any representation, warranty, covenant or agreement relating to the Performance Share Units, other than those referred to in clause (A) above.

(h) As Employee may work in various locations and to eliminate potential uncertainty over the governing law, this Agreement (including, for the sake of clarity, all Attachments) shall be interpreted and construed exclusively in accordance with the laws of the State of Texas. Employee agrees that Texas, as Company’s United States headquarters, has a greater legal interest in matters relating to this Agreement than any other state, has a greater public policy interest in matters relating to this Agreement than any other state, and has a greater factual relationship to matters relating to this Agreement than any other state. The sole, mandatory, and exclusive venue for any dispute arising from or related to Employee’s employment with the Company and its Subsidiaries, and this Agreement (including, for the sake of clarity, all Attachments) shall lie and be deemed as convenient, in Fort Bend County, Texas, state or federal court without regard to the conflict of law provisions thereof, or, at Company’s option, any venue in which personal jurisdiction over Employee may be established.  Employee waives any objection he or she may have to the venue of any such proceeding being brought in Fort Bend County, Texas courts and waives any claim that any such action or proceeding brought in the Fort Bend County, Texas courts has been brought in an inconvenient forum.  In addition, Employee irrevocably and unconditionally submits to the exclusive personal jurisdiction of the Fort Bend County, Texas courts in any such suit, action or proceeding.  Employee acknowledges and agrees that a judgment in any such suit, action or proceeding brought in the Fort Bend County, Texas courts shall be conclusive and binding on Employee and may be enforced in any other courts to whose jurisdiction the Company or Employee is or may be subject to, by suit upon such judgment.  Employee consents to the choice of law, jurisdiction and venue provisions of this Agreement and agrees that Employee will not contest these provisions in any future proceeding(s). EMPLOYEE AND COMPANY HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION ARISING OUT OF THIS AGREEMENT OR ANY ATTACHMENT.

(i) Clawback Policy. The Company’s policy on recoupment of performance-based bonuses, as amended from time to time (its “Clawback Policy”), will apply to the Performance Share Units, any shares of Common Stock delivered hereunder, and any profits realized on the sale of such shares to the extent that Employee is covered by the Clawback Policy. Employee acknowledges that if Employee is covered by such policy, the policy may result in the recoupment of Performance Share Units awarded, any shares of Common Stock delivered hereunder and profits realized on the sale of such shares either before, on or after the date on which Employee becomes subject to such policy.

16. Acceptance of Award. Employee is deemed to accept the award of Performance Share Units under this Agreement and to agree that such award is subject to the terms and conditions set forth in this Agreement and the Plan unless Employee provides the Company written notification not later than 10 days after Employee’s receipt of this Agreement of Employee’s rejection of this award of Performance Share Units (in which case such awards will be forfeited and Employee will have no further right or interest therein as of such date). Employee hereby accepts such terms and conditions, subject to the provisions of the Plan and administrative interpretations thereof.  Employee further agrees that such terms and conditions will control this Agreement, notwithstanding any provisions in any employment agreement or in any prior awards.

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ATTACHMENT I

Performance Conditions

Subject to the provisions of this Agreement, conversion of the Performance Share Units into shares of Restricted Stock is conditioned upon [                               ].

The number of Performance Share Units that will vest on the vesting date will be equal to the product of (i) the target Performance Share Units and (ii) the Payout Factor (with any fractional shares rounded up to the next whole share).

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ATTACHMENT II

Confidential Information, Intellectual Property,

Non-Compete, and Non-Solicitation Agreement

1. Definitions.

1.1. “Company Confidential Information” is any and all information in any form or format relating to the Company or any Affiliate (whether communicated orally, electronically, visually, or in writing), including but is not limited to technical information, software, databases, methods, know-how, formulae, compositions, drawings, designs, data, prototypes, processes, discoveries, machines, inventions, well logs or other data, equipment, drawings, notes, reports, manuals, business information, compensation data, clients lists, client preferences, client needs, client designs, financial information, credit information, pricing information, information relating to future plans, marketing strategies, new product research, pending projects and proposals, proprietary design processes, research and development strategies, information relating to employees, consultants and independent contractors including information relating to salaries, compensation, contracts, benefits, inceptive plans, positions, duties, qualifications, project knowledge, other valuable confidential information, intellectual property considered by the Company or any of its Affiliates to be confidential, trade secrets, patent applications, and related filings and similar items regardless of whether or not identified as confidential or proprietary. For the purposes of this Attachment II, Company Confidential Information also includes any type of information listed above generated by the Company or any of its Affiliates for client or that has been entrusted to the Company or any of its Affiliates by a client or other third party.

1.2. “Intellectual Property” is all patents, trademarks, copyrights, trade secrets, Company Confidential Information, new or useful arts, ideas, discoveries, inventions, improvements, software, business information, lists, designs, drawings, writings, contributions, works of authorship, findings or improvements, formulae, processes, product development, manufacturing techniques, business methods, information considered by Company to be confidential, tools, routines and methodology, documentation, systems, enhancements or modifications thereto, know-how, and developments, any derivative works and ideas whether or not patentable, and any other form of intellectual property.

1.3. “Pre-existing Intellectual Property” is all Intellectual Property that was authored, conceived, developed, or reduced to practice by Employee before the term of Employee’s employment with the Company or any Affiliate began.

1.4  “Company Intellectual Property” is all Intellectual Property that was authored, conceived, developed, or reduced to practice by Employee (either solely or jointly with others), in the term of his/her employment: (a) at the Company’s expense or the expense of any Affiliate; (b) using any of the Company’s materials or facilities or the materials or facilities of any Affiliate; (c) during the Employee’s working hours; or (d) that is applicable to any activity of Company or any of its Affiliates, including but not limited to business, research, or development activities. Company Intellectual Property may be originated or conceived during the term of Employee’s employment but completed or reduced to practice thereafter. Company Intellectual Property will be deemed a “work made for hire” as that term is defined by the copyright laws of the United States. Company Intellectual Property includes any Pre-existing Intellectual Property assigned, licensed, or transferred to Company, and any Pre-existing Intellectual Property in which Company has a vested or executory interest.

1.5. “Affiliate” means any entity that now or in the future directly or indirectly controls, is controlled by, or is under common control with Company, where “control” in relation to a company means the direct or indirect ownership of at least fifty-percent of the voting securities or shares.

2. Employee agrees to comply with all of the Company’s policies and codes of conduct as it may promulgate from time to time, including those related to confidential information and intellectual property. Nothing in those policies will be deemed to modify, reduce, or waive Employee’s obligations in this Attachment II. In the event of any conflict or ambiguity, this Attachment II prevails.

3. Company does not wish to receive from Employee any confidential or proprietary information of a third party to which Employee owes an obligation of confidence. Employee will not disclose to Company or any of its Affiliates or use while employed by Company or any of its Affiliates any information for which he or she is subject to an obligation of confidentiality to any former employer or other third party. Employee represents that his or her duties as an employee of Company and Employee’s performance of this Attachment II do not and will not breach any agreement or duty to keep in confidence information, knowledge, or data acquired by Employee outside of Employee’s employment with Company or any of its Affiliates.

4. During the Employee’s term of employment, the Company or, applicable its Affiliates, will provide Employee and Employee will receive access to Company Confidential Information that is proprietary, confidential, valuable, and relates to Company’s business.

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5. Other than in the proper performance of Employee’s duties for the Company or any of its Affiliates, Employee agrees not publish, disclose or transfer to any person or third party, or use in any way other than in Company’s business or that of or any of its Affiliates, any confidential information or material of Company or any of its Affiliates, including Company Confidential Information and Company Intellectual Property, either during or after employment with Company.

6. Except as required in performing Employee's duties for the Company or any of its Affiliates, Employee agrees not remove from Company’s premises or its control any Company Confidential Information including but not limited to equipment, drawings, notes, reports, manuals, invention records, software, customer information, well logs or other data, or other material, whether produced by Employee or obtained from Company. This includes copying or transmitting such information via personal digital devices, mobile phones, external hard drives, USB “flash” drives, USB storage devices, FireWire storage devices, floppy discs, CD’s, DVD’s, personal email accounts, online or cloud storage accounts, memory cards, Zip discs, and any other similar media or means of transmitting, storing or archiving data outside of Schlumberger-supported systems.

7. During the term of employment with Company or any of its Affiliates, Employee agrees not to engage, as an employee, officer, director, consultant, partner, owner or another capacity, in any activity or business competitive to that of the Company or any of its Affiliates.

8. Employee agrees to deliver all Company Confidential Information and materials to Company immediately upon request, and in any event upon termination of employment. If any such Company Confidential Information has been stored on any personal electronic data storage device, including a home or personal computer, or personal email, online or cloud storage accounts, Employee agrees to notify the Company and its Affiliates and make available the device and account to the Company for inspection and removal of the information.

9. Employee recognizes and acknowledges that Company Confidential Information constitutes protectable information belonging to Company and its Affiliates, including deemed trade secrets defined under applicable laws. In order to protect Company and its Affiliates against any unauthorized use or disclosure of Company Confidential Information and in exchange for the Company's promise to provide Employee with access to Company Confidential Information and other consideration during employment with Company and its Affiliates, Employee agrees that for a period of one year following the end of employment with Company, Employee will not within the Restricted Territory directly or indirectly work for or assist (whether as an owner, employee, consultant, contractor or otherwise) any business or commercial operation whose business directly or indirectly competes with any area of the Company’s business in which Employee was employed by Company. Moreover, Employee agrees that Company may provide a copy of this Attachment II to any entity for whom Employee provides services in the one-year period following the date of termination of Employee's employment with Company and its Affiliates. In the event of breach by the Employee, the specified period will be extended by the period of time of the breach.

Employee recognizes and acknowledges that the business, research, products, and services of Company and its Affiliates are by nature worldwide in scope, and that Company and its Affiliates are not required to maintain a physical location in close proximity to its customers. Employee agrees that in order to protect Company Confidential Information, business interests and goodwill, the “Restricted Territory” includes any county, parish, borough, or foreign equivalent: (1) in which Company has customers or service assignments about which Employee received or obtained Company Confidential Information during his/her employment with Company; (2) in which Employee had a customer or service assignment for Company in the one-year period preceding Employee's termination; or (3) in which Company had a work site, job site, facility, or office, at which Employee had a work activity for Company in the one-year period preceding Employee’s termination. With respect to competitive activities in Louisiana, the Restricted Territory will be limited to the following parishes: Acadia, Allen, Bossier, Caddo, Calcasieu, Cameron, Claiborne, De Soto, Evangeline, Iberia, Jefferson, Lafayette, Lafourche, Orleans, Ouachita, Plaquemines, Red River, Sabine, St. Charles, St. Landry, St. Mary’s, Tangipahoa, Terrabone, Union, Vermillion, and West Baton Rouge.

10. Company has attempted to place the most reasonable limitations on Employee’s subsequent employment opportunities consistent with the protection of Company’s and its Affiliates’ valuable trade secrets, Company Confidential Information, business interests, and goodwill. Employee acknowledges that the limitations contained herein, especially limitations as to time, scope, and geography, are reasonable. In order to accommodate Employee in obtaining subsequent employment, Company and its Affiliates may, in their discretion, grant a waiver of one or more of the restrictions on subsequent employment herein. A request for a waiver must be in writing and must be received by Company at least 45 days before the proposed starting date of the employment for which Employee is seeking a waiver. The request must include the full name and address of the organization with which Employee is seeking employment; the department or area in which Employee proposes to work; the position or job title to be held by Employee; and a complete description of the duties Employee expects to perform for such employer. The decision to grant a waiver will be in the Company’s discretion. If Company decides to grant a waiver, the waiver may be subject to such restrictions or conditions as Company may impose and will not constitute a waiver of any other term.

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11. While employed by Company and its Affiliates, and during the 18-month period or after employment with Company and its Affiliates ends, Employee will not directly nor indirectly, on Employee’s own behalf or on behalf of any person or entity, recruit, hire, solicit, or assist others in recruiting, hiring, or soliciting any person, who is, at the time of the recruiting, hiring, or solicitation, an employee, consultant, or contractor of Company to leave Company and its Affiliates, diminish their relationship with the Company and its Affiliates, or work for a competing business. This restriction will be limited to persons: (1) with whom Employee had contact or business dealings while employed by Company and its Affiliates; (2) who worked in Employee’s business unit (Group); or (3) about whom Employee had access to confidential information. In the event of breach by the Employee, the specified period will be extended by the period of time of the breach.

12. While employed by Company and its Affiliates, and during the 18-month period after employment with the Company and its Affiliates ends, Employee will not, directly or indirectly, on behalf of himself or others, contact for business purposes, solicit or provide services to clients, or entities considered prospective clients, of Company and its Affiliates for the purpose of selling products or services of the types for which Employee had responsibility or knowledge, or for which Employee had access to Company Confidential Information while employed by the Company and its Affiliates. This restriction applies only to clients of the Company and its Affiliates and entities considered prospective clients by the Company and its Affiliates with whom Employee had contact during the two years prior to the end of his/her employment with the Company and its Affiliates.

13. (a) Employee acknowledges that Company has agreed to provide Employee with Company Confidential Information during Employee's employment with Company and its Affiliates. Employee further acknowledges that, if Employee was to leave the employ of Company and its Affiliates for any reason and use or disclose Company Confidential Information, that use or disclosure would cause Company and its Affiliates irreparable harm and injury for which no adequate remedy at law exists. Therefore, in the event of the breach or threatened breach of the provisions of this Attachment II by Employee, Company and its Affiliates will be entitled to:  (i) recover from the Employee the value of any portion of the Award that has been paid or delivered; (ii) seek injunctive relief against the Employee pursuant to the provisions of subsection (b) below; (iii) recover all damages, court costs, and attorneys’ fees incurred by the Company in enforcing the provisions of this Award, and (iv) set-off any such sums to which the Company or any of its Affiliates may be entitled hereunder against any sum which may be owed the Employee by the Company and its Affiliates.

(b) Because of the difficulty of measuring economic losses to the Company or Employer as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, the Employee agrees that the foregoing covenants may be enforced by the Company in the event of breach by him/her by injunction relief and restraining order, without the necessity of posting a bond, and that such enforcement will not be the Company’s exclusive remedy for a breach but instead will be in addition to all other rights and remedies available to the Company.

(c) Each of the covenants in this Attachment II will be construed as an agreement independent of any other provision in this Attachment II, and the existence of any claim or cause of action of the Employee against the Company, whether predicated on this Attachment II or otherwise, will not constitute a defense to the enforcement by the Company of such covenants or provisions.

Employee acknowledges that the remedies contained in the Attachment II for violation of this Attachment II are not the exclusive remedies that Company may pursue.

14. Employee agrees to promptly disclose in writing to Company all Company Intellectual Property conceived, developed, improved or reduced to practice by Employee during Employee’s employment with Company and its Affiliates.

Employee will disclose to Company Employee’s complete written record of any Company Intellectual Property, including any patent applications, correspondence with patent agents and patent offices, research, written descriptions of the technology, test data, market data, notes, and any other information relating to Company Intellectual Property. Employee will also identify all co-inventors, co-authors, co-composers, partners, joint venture partners and their employees, assistants, or other people to whom the Company Intellectual Property was disclosed in whole or in part, who participated in developing the Company Intellectual Property, or who claim an interest in the Company Intellectual Property. Employee’s disclosure will conform to the policies and procedures in place at the time governing such disclosures.

During and after employment with Company, Employee will assist Company in establishing and enforcing intellectual property protection, including obtaining patents, copyrights, or other protections for inventions and copyrightable materials, including participating in, or, if necessary, joining any suit (for which Employee’s reasonable expenses will be reimbursed), or including completing and any signing documents necessary to secure such protections, such contracts, assignments, indicia of ownership, agreements, or any other related documents pertaining to Company Intellectual Property which Company may, in its sole discretion, determine to obtain.

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Employee agrees to assign and hereby assigns to Company all Company Intellectual Property including any and all rights, title, and ownership interests that Employee may have in or to Company Intellectual Property patent application, including copyright and any tangible media embodying such Company Intellectual Property, during and subsequent to Employee’s employment. Company has and will have the royalty-free right to use or otherwise exploit Company Intellectual Property without any further agreement between Company and Employee. Company Intellectual Property remains the exclusive property of Company whether or not deemed to be a “work made for hire” within the meaning of the copyright laws of the United States. For clarity, Employee does not hereby assign or agree to assign any Pre-existing Intellectual Property to Company.

Employee is hereby notified that certain statutes in some U.S. states relate to ownership and assignment of inventions.  At relevant locations and in accordance with those statutes, Company agrees that this Attachment II does not apply to an invention developed by Employee entirely on his or her own time without use of the Company Group’s equipment, supplies, facilities, systems, or confidential information, except for inventions that relate to Company Group’s business, or actual or anticipate research or development of Company Group or work performed by Employee for Company Group. For this purpose, “Company Group” means the Company and all Affiliates.

Employee will not destroy, modify, alter, or secret any document, tangible thing, or information relating to Company Intellectual Property or Company Confidential Information except as occurs in the ordinary performance of Employee’s employment.

15. Waiver of any term of this Attachment II by Company will not operate as a waiver of any other term of this Attachment II. A failure to enforce any provision of this Attachment II will not operate as a waiver of Company’s right to enforce any other provision of this Attachment II.

16. Employee represents and warrants that Employee is not a party to any other agreement that will interfere with Employee’s full compliance with this Attachment II or that otherwise may restrict Employee’s employment by Company or the performance of Employee’s duties for Company. Employee agrees not to enter into any agreement, whether oral or written, in conflict with this Attachment II.

17. This Attachment II may be enforced by, will inure to the benefit of, and be binding upon Company, its successors, and assigns. This Attachment II is binding upon Employee’s heirs and legal representatives.

18. Nothing in this Attachment II prohibits Employee from reporting possible violation of federal law or regulation to any governmental agency or entity, or making disclosures that are protected under a “whistleblower” provision of federal law or regulation.

19. If Employee is employed by an Affiliate of the Company or by accepting a transfer to an Affiliate of Company, Employee agrees to the automatic application of all of the terms of this Attachment II to said Affiliate contemporaneously with the acceptance of such transfer, subject to subsequent agreements, if any, executed by Employee and Affiliate of Company or Company, and to the fullest extent allowed by law.

20. Should any portion of this Attachment II be held invalid, unenforceable, or void, such holding will not have the effect of invalidating or voiding the other portions of this Attachment II. The parties hereby agree that any portion held to be invalid, unenforceable, or void will be deemed amended, reduced in scope or deleted to the extent required to be valid and enforceable in the jurisdiction of such holding. The parties agree that, upon a judicial finding of invalidity, unenforceability, or void, the court so finding may reform the agreement to the extent necessary for enforceability, and enter an order enforcing the reformed Attachment II. No court ordered reformation or amendment will give rise to a finding of knowing, willful, or bad faith unreasonableness against Company regarding this Attachment II.

21. This Confidential Information, Intellectual Property, Non-Compete, and Non-Solicitation Agreement supersedes any previous agreement, oral or written, between Employee and Company relating to the subject matter thereof.

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APPENDIX: INTELLECTUAL PROPERTY ASSIGNMENT,

DISCLOSURE AND WAIVER

The Attachment II, Confidential Information, Intellectual Property, and Non-Compete Agreement incorporates this Appendix, and Employee promises to comply with the terms in this Appendix, and all rules, procedures, policies, and requirements that Company may promulgate consistent with this Appendix.

Automatic Assignment

The Attachment II, Confidential Information, Intellectual Property, and Non-Compete Agreement contains assignment of all Company Intellectual Property.

Employee’s Duty to Disclose

For all Company Intellectual Property, Employee will complete and submit to Company an IP Disclosure Form. Company’s receipt or acceptance of an IP Disclosure Form does not constitute an admission or agreement to any responses contained therein, does not waive or modify any terms of any agreement between Company and Employee, and does not obligate or bind Company.

Employee must complete and submit an IP Disclosure Form at conception of the invention, any derivative ideas or works, and any improvements or changes to existing knowledge or technology, or as soon as possible thereafter. Employee has a continuing obligation to update the IP Disclosure Form to maintain the form’s completeness and correctness.

Employee may obtain an IP Disclosure Form from the Intellectual Property Department. Employee will submit the completed form to the Intellectual Property Department. If desired, Employee may request waiver any time after submitting the IP Disclosure Form.

Employee must retain and prevent destruction of any material referenced in the IP Disclosure Form, including and not limited to photographs, drawings, schematics, diagrams, figures, testing and development logs, notes, journals, and results, applications to, correspondence with, or registrations from, any patent office, trademark office, copyright office, customs office, or other authority, contracts, licenses, assignments, liens, conveyances, pledges, or other documentation potentially affecting your ownership rights, marketing materials, web sites, press releases, brochures, or other promotional or informational material, any materials evidencing or related to reduction to practice, and other related documentation.

Waiver of Automatic Assignment

Company may, in its sole discretion, waive the automatic assignment provision using such criteria as Company, in its sole discretion, may decide to use. No waiver of the automatic assignment provision is effective unless in a writing signed by a person authorized by the Company.

No waiver of the automatic assignment provision of any Company Intellectual Property relating to the business of the Company or arising out of Employee’s employment with the Company will be effective without the submission of a complete and correct IP Disclosure Form. No waiver of the automatic assignment provision is effective if Employee’s IP Disclosure Form is incomplete, incorrect, otherwise defective, or if any misrepresentation has been made. Employee is estopped from asserting waiver, and any waiver will be void and/or voidable, if the waiver is obtained in violation of the Attachment II, Confidential Information, Intellectual Property and Non-Compete Agreement, this Appendix, or obtained through fraud, negligence, failure to disclose, or incorrect, incomplete, or defective information on an IP Disclosure Form.

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